Exhibit 10.32
Approved by the Compensation Committee 1/19/05
EXECUTIVE MANAGEMENT
SHORT TERM INCENTIVE PLAN for 2005
1. PROFITABLY GROW CORE ASSETS (25 Points)
A.	10 points for originating $1.5 billion of transactions during the year including booked commitments for loans, leases, placements, and deals closed by referral sources, plus one additional point up to a maximum of 5 points for each $50 million of portfolio loan growth in excess of the budget.

B.	10 points for meeting pretax net income budget.

C.	5 points for 12.5% increase over 2004 cross-selling referrals.
2. STRENGTHEN ENTERPRISE RISK MANAGEMENT (25 Points)
A.	5 points for achieving the Board approved asset and liability management objectives by operating in the “green range” for a minimum of 90% of the measurements during the year and crossing into the “red range” not more than once during the year.

B.	5 points for the average percentage of non-performing assets (non-accruing and OREO) of 1.5% or less of total loans and LC’s plus an additional 5 points if the ratio is 1% or less with a reduction of 5 points if net charge offs exceed .5%.

C.	10 points for satisfactory evaluations from Loan Review, auditors, FCA, OTS, and regulatory compliance (SOX and others.)

D.	5 points for exceeding regulatory well capitalize standards for total risk-based capital.
3. DEVELOP NEW PRODUCTS, MARKETS, AND BUSINESSES (15 Points)
A.	5 points for strengthening CSI model

B.	5 points for aligning reward system through balanced scorecards and management reporting

C.	5 points for establishing team based innovation standards
4. SUCCESFULLY IMPLEMENT MISSION BANKING STRATEGY (15 Points)
A.	7.5 points for “best efforts” evaluation; and for originating and arranging low-income transactions of $268 million during the year, plus one point up to a maximum of 5 points for each $5 million in excess of the goal.

B.	7.5 points for implementation of Mission Banking strategy.

Executive Management Short Term Incentive Plan for 2005

5. CREATE BRAND AWARENESS AND DEVELOP A STRATEGY TO MANAGE BRAND (10 Points)
A.	Develop a customized brand strategy (Contractor deliverable) and then establish the framework for and the organizational competency for brand management.
6. LEADERSHIP (10 Points)
A.	5 points for meeting objectives in the strategic plan for employee retention, diversity, internal promotions, and Organizational Development.

B.	5 points for increasing number of shareholders by 60.
AWARD LEVELS

	Incentive Award as a Percentage
	of Year End 2005 Base Salary
Points		Executive Council	CEO
50 - 64.9	Up to	15%	20%
65 - 79.9	Up to	25%	30%
80 - 89.9	Up to	30%	40%
90 and over	Up to	35%	45%
In addition, an “Add-on” award may be earned by exceeding the pretax net income budget goal. The maximum additional award is 5% of salary for the CEO and 7.5% of salary for the Executive Council. For each 1% that pretax net income exceeds goal, 1% of salary is added to the award earned for achievement of the other goals, up to a maximum total award of 50% of salary for the CEO and 42.5% of salary for the Executive Council. .
The CEO determines incentive awards for each Executive Council participant based upon the results of this plan and the achievement of individual performance objectives. The Compensation Committee determines the award for the CEO.
PARTICIPANTS
Brookner, Connealy, Hackman, Harris, Hiltz, Kho, Luzik, Reed, Schofield, Simonette, and Snyder